EXHIBIT 10.57
CHANGE IN CONTROL AGREEMENT
     THIS AGREEMENT, made as of the ___ day of                     , 2008, by and between AbitibiBowater Inc., a Delaware corporation having a mailing address of 1155 Metcalfe Street, Suite 800, Montreal, Quebec H3B 5H2 (the “Corporation”), and                                          (the “Executive”).
     WHEREAS, the Executive is a senior officer of the Corporation and a management employee of a subsidiary company (“Subsidiary”) wholly owned by the Corporation and the Corporation intends to charge any amounts paid pursuant to this Agreement to the Subsidiary employing the Executive at the time of such payment; and
     WHEREAS, the Executive is considered by the Board of Directors of the Corporation (the “Board”) to be a valued member of management of the Subsidiary and the Corporation who has outstanding skills and abilities and an extensive background in the Corporation’s business; and
     WHEREAS, the uncertainty attendant to a Change in Control of the Corporation may result in the departure or distraction of management personnel, including Executive, to the detriment of the Subsidiary and the Corporation; and
     WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Corporation’s and the Subsidiary’s management, including Executive, to their assigned duties in the event of a Change in Control of the Corporation; and
     WHEREAS, this Agreement is entered into as part of the Executive’s compensation and to maintain or increase the profitability of the Subsidiary and the Corporation.
     NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the parties hereto agree as follows:
1.	DEFINITIONS
     The following terms shall have the meanings assigned to them below:
(a)	“Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date hereof.

(b)	“Base Amount” shall mean the Executive’s annual base salary at the rate in effect on the Termination Date.

(c)	“Beneficial Owner” of securities shall mean (i) a Person who beneficially owns such securities, directly or indirectly, or (ii) a Person who has the right to acquire such securities (whether such right is exercisable immediately or only with the passage of time) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, warrants, options or otherwise.
(d)	“Bonus Amount” shall mean an amount equal to the lesser of (i) the average of the last two paid bonuses paid to the Executive prior to the Termination Date under the Corporation’s annual cash incentive plan, or (ii) 125% of the Executive’s target bonus amount in effect on the Termination Date.

(e)	“Cause” shall mean and be limited to the Executive’s gross negligence, willful misconduct or conviction of a felony, which has a demonstrable and material adverse effect upon the Corporation; provided that if Cause exists by virtue of the Executive’s gross negligence or willful misconduct that is capable of being cured, the Corporation shall give the Executive written notice of the alleged negligence or misconduct and if the Executive cures the negligence or misconduct within thirty (30) days after receipt of the notice, such Cause shall cease to exist and the Corporation shall not terminate the Executive’s employment therefor. The Executive shall be deemed to have been terminated for Cause as of the effective date stated in a Notice of Termination delivered by the Corporation to the Executive, which shall not be delivered before the end of the thirty (30) day period described in the preceding sentence, if applicable. The Notice of Termination must be accompanied by a certified copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the membership of the Board after reasonable notice to the Executive and an opportunity for the Executive, with the Executive’s counsel present, to be heard before the Board, finding that, in the good faith opinion of the Board, the Executive was guilty of conduct constituting Cause hereunder and setting forth in reasonable detail the facts and circumstances claimed to provide the basis for the Executive’s termination.

(f)	“Change in Control” means any of the following:
(i)	the acquisition, directly or indirectly and by any means whatsoever, by any person, or by a group of persons acting jointly or in concert, of that number of Voting Shares which is equal to or greater than 50% of the total issued and outstanding Voting Shares immediately after such acquisition;

(ii)	the election or appointment by any holder of Voting Shares, or by any group of holders of Voting Shares acting jointly or in concert, of a number of members of the Board of Directors of the Corporation equal to or greater than one half (50%) of the members of the Board of Directors;

(iii)	any transaction or series of transactions, whether by way of reconstruction, reorganization, consolidation, amalgamation, arrangement, merger, transfer, sale or otherwise, whereby assets of the Corporation become the property of any other person (other than a subsidiary of the Corporation) if such assets which become the property of any other person have a fair market value (net of the fair market value of any then existing liabilities of the Corporation assumed by such other person as part of the same transaction) equal to 50% or more of the Market Capitalization of the Corporation immediately before such transaction; or
(iv)	the completion of any transaction or the first of a series of transactions which would have the same or similar effect as any transaction or series of transactions referred to in paragraphs (i), (ii) and (iii) above.
(g)	“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

(h)	“Corporation” shall mean AbitibiBowater Inc.; provided that, if the Executive is employed by a subsidiary of the Corporation, “Corporation” shall mean such subsidiary of the Corporation for purposes of references to the Executive’s compensation and benefits, and the plans, programs and arrangements pursuant to which compensation and benefits are provided.

(i)	“Disability” shall mean a physical or mental condition that is defined as a disability in the Corporation’s long term disability insurance plan covering the Executive immediately prior to the Change in Control.

(j)	“Employer Contributions” shall mean an amount equal to the maximum contributions (including any employer match and additional company contributions) the Corporation could have made (regardless of actual circumstances) on the Executive’s behalf to the Corporation’s Statutory and non-Statutory defined contribution plans for the fiscal year in which the Executive’s Termination Date occurs. Elective deferrals of amounts included in the Base Amount or Bonus Amount shall not be included in Employer Contributions, but the amount of matching contributions shall be calculated as if the Executive made the maximum amount of elective deferrals permitted.

(k)	“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended.

(l)	“Good Reason” shall mean:
(i)	a material change in the Executive’s status, title, position or responsibilities (including in reporting line relationships) that represents a substantial adverse change from the Executive’s status, title, position or responsibilities as in effect immediately preceding the date of a Change in Control or at any time within twenty-four (24) months thereafter; the assignment to the Executive of any duties or responsibilities that are materially inconsistent with the Executive’s status, title, position or responsibilities as in effect immediately preceding the date of a Change in Control or at any time within twenty-four (24) months thereafter; or any removal of the Executive from or failure to reappoint or reelect the

Executive to any material office or position held immediately preceding the date of a Change in Control; or at any time within twenty-four (24) months thereafter.
(ii)	a material reduction in compensation and benefits, in the aggregate, (in terms of benefit levels and/or reward opportunities which opportunities will be evaluated in light of the performance requirements therefor) to those provided for under the employee compensation and benefit plans, programs and practices in which the Executive was participating immediately preceding the date of the Change in Control or at any time within twenty-four (24) months thereafter;

(iii)	a material reduction of the Executive’s salary as in effect immediately preceding the date of the Change in Control or any time within twenty-four (24) months thereafter;

(iv)	a failure by the Corporation to obtain from any Successor its assent to this Agreement contemplated by Section 14 hereof; or

(v)	a material change in the geographic location at which the Executive is to perform services on behalf of the Corporation from the location immediately prior to the Change in Control.
(m)	“Market Capitalization of the Corporation” at any time means the product of (i) the number of outstanding common shares of the Corporation at that time, and (ii) the average of the closing prices for the common shares of the Corporation on the principal securities exchange (in terms of volume of trading) on which the common shares of the Corporation are listed at that time for each of the last 10 business days prior to such time on which the common shares of the Corporation traded on such securities exchange.

(n)	“Notice of Termination” shall mean a notice sent by either the Executive or the Corporation to the other party terminating the Executive’s employment as of a certain date and setting forth the reasons therefor.

(o)	“Pension Make-up” shall mean an amount equal to the value of three times the normal and supplementary pension benefits in effect on the Termination Date according to the terms of the Corporation’s (or its Subsidiary’s) registered pension plans and its supplemental plans or according to similar provisions of any successor plans, of which the Executive is a member at the Termination Date (the “Retirement Plans”). The Executive’s total pension entitlement and retirement options will be determined on the basis that the Executive had three years of credited service and age under the Retirement Plans at his Termination Date (over and above his actual years of credited service as otherwise determined). In addition, such additional years of service shall be included for the purpose of determining final or best average earnings assuming that the Executive’s monthly rate of salary at the Termination Date would have continued unchanged during the period of additional service. For Retirement Plans that include performance bonuses in the definition of pensionable earnings, the average of the highest three pensionnable bonuses earned in the five years immediately prior to the Termination Date shall be used for calculating the bonuses for each year during the severance period used for the purpose of determining final or best average earnings. Any portion of the total Pension Make-up of the Executive not eligible to be paid under provisions of the registered pension plans of the Corporation shall be payable as supplementary payments. The Pension Make-up is only applicable to Executives who were previously covered by a Prior Abitibi Agreement.
(p)	“Person” shall mean any individual, corporation, partnership, group, association or other “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act.

(q)	“Prior Abitibi Agreement” shall mean a Severance Compensation Agreement granted by Abitibi-Consolidated Inc. and assumed by the Corporation.

(r)	“Statutory Plan” shall mean a retirement plan that is intended to be qualified (for purposes of United States tax law) or registered (for purposes of Canadian tax law), as the case may be.

(s)	“Successor” shall mean the direct or indirect successor by purchase, merger, consolidation or otherwise, to all or substantially all of the business and/or assets of the Corporation.

(t)	“Termination Date” shall mean (i) in the case of the Executive’s death, the date of death, (ii) in the case of a termination by the Executive in accordance with Section 3, the last day of employment as set forth in the Notice of Termination given by the Executive, (iii) in the case of a termination by the Corporation for Cause, a date not less than thirty (30) days after receipt of the Notice of Termination by the Executive, (iv) in the case of a termination by the Corporation due to the Executive’s Disability, the date not less than thirty (30) days after receipt of the Notice of Termination by the Executive, provided that the Executive shall not have returned to the full-time performance of duties within thirty (30) days after such receipt, and (v) in all other cases, the date specified in the Notice of Termination or if no Notice of Termination is sent, the last day of the Executive’s active employment (an Executive receiving periodic severance pay is no longer considered employed for the purposes of this Agreement).

(u)	“Voting Shares” means any securities of the Corporation ordinarily carrying the right to vote at elections of directors.
2.	TERM OF AGREEMENT
This Agreement shall commence as of the date hereof and terminate on the occurrence of any of the following events: (i) the date of death of the Executive; (ii) voluntary resignation by the Executive from the Corporation otherwise than in response to a Good Reason; (iii) the giving of notice by the Corporation in the event of Disability; (iv) termination for Cause; (v) termination of employment of the executive at any time when there has been no Change of Control or more than two years after the immediately preceding Change of Control; (vi) termination of this Agreement by the Corporation in accordance with Section 17; or (vii) satisfaction by the Corporation of its obligations under Section 4 of this Agreement in the event of termination of the Executive in the circumstances contemplated by Section 4. The specific date of termination shall be as set forth in the definition of Termination Date.
For greater certainty, Section 4 applies with respect to each separate Change of Control until the Agreement has been terminated. In addition, with respect to a particular Change of Control, Section 4 expires twenty-four (24) months following such Change of Control unless this Agreement is otherwise terminated.
3.	EXECUTIVE’S RIGHT OF TERMINATION
After a Change in Control and for twenty-four (24) months thereafter, the Executive shall have the right to terminate employment for Good Reason as set forth below. If the Executive’s employment is terminated in accordance with the provision of this Section 3, the Executive shall be entitled to the compensation and benefits described in Section 4 below. In order to resign for Good Reason, the Executive must notify the Corporation in writing not more than thirty (30) days after the occurrence of one or more events asserted to constitute Good Reason, describing such event or events in reasonable detail (a “Good Reason Notice”). If the Corporation fails to cure all events identified in the Good Reason Notice within thirty (30) days after receiving the Good Reason Notice by restoring the Executive to the position he would have been in had the event not occurred (including payment of any lost compensation or benefits), the Executive may resign for Good Reason by submitting a Notice of Termination not more than one hundred eighty (180) days after the end of such thirty (30) day period. For avoidance of doubt, the failure of the Executive to notify the Corporation of an event constituting Good Reason, or to resign as a result of such event having occurred and not having been cured, shall not constitute a waiver of any of the Executive’s other rights with respect to such event, including without limitation the right to maintain an action for breach of contract, or preclude the Executive from resigning for Good Reason upon the subsequent occurrence of any of the events described above, including an event of the same type.
4.	COMPENSATION UPON CHANGE IN CONTROL FOLLOWED BY CERTAIN TERMINATIONS
If the Executive’s employment with the Corporation shall be terminated within twenty-four (24) months following a Change in Control (i) by the Corporation for any reason other than for Cause or Disability, or (ii) by the Executive for Good Reason pursuant to Section 3, the Executive shall be entitled to the compensation and benefits set forth in this Section 4. If either a Notice of Termination is given by the Company, or an event constituting the basis for the Executive’s resignation for Good Reason occurs (and is not subsequently cured within thirty (30) days as described above) prior to the end of such twenty-four (24) month period, the Executive’s termination shall be considered to have terminated within such twenty-four (24) month period regardless of the actual Termination Date.
If a qualifying termination occurs, the Executive shall be entitled to the following as of the applicable Termination Date:
(a)	A single lump sum, paid as soon as practicable, but in no event later than sixty (60) days after the Executive’s Termination Date, equal to the sum of the following less applicable withholding taxes:
(i)	an amount equal to the Base Amount multiplied by [one, two or three];

(ii)	an amount equal to the Bonus Amount multiplied by [one, two or three];

(iii)	either an amount equal to (i) the Employer Contributions multiplied by [one, two or three]; or (ii) the Pension Make-up (only applicable to Executives formerly covered by a Prior Abitibi Agreement), and

(iv)	a cash payment of $20,000 in lieu of individual outplacement services.
(b)	As of the Executive’s Termination Date, the Executive (and the Executive’s spouse or surviving spouse and dependents) will be provided health care (including medical, prescription drug and dental) and life insurance coverage provided by the Corporation to executives as of the date of the Change in Control for the earlier of [twelve (12), twenty-four (24) or thirty-six (36) months] after the Termination Date or the date on which the Executive is covered by a subsequent employers’ health care and life insurance programs. The amount of premiums that the Executive is required to pay for such coverage shall not exceed the amount paid by executives who are active employees on the Termination Date and thereafter. If and to the extent that the benefits described in this paragraph cannot be provided under the Corporation’s plans or programs the lump sum payment described in subsection (a) shall be increased by an amount calculated so that the amount of such payment after payment of all applicable income taxes equals the present value of the difference between the full premium cost without employer subsidy of the lost benefits and the amount of premium the executive would have been required to pay. Anything else contained herein to the contrary notwithstanding, any amount payable to the executive as reimbursement for any health care expense shall be paid not later than the end of the year following the year in which such expense is incurred; provided that the foregoing is included solely to satisfy the requirements of Code Section 409A and shall not be construed to justify paying such reimbursement at a time later than it would otherwise have been paid.
5.	EQUITY AWARDS
If, upon a Change in Control, the Executive holds options for the purchase of shares, or restricted shares or restricted share units (“Equity Awards”), all Equity Awards so held shall, unless the Executive breaches the terms of Section 10 hereof, (i) immediately vest to the extent they have not already vested at such date and (ii) continue to be held, in all cases, notwithstanding the terms of the Equity Award plans, on the same terms and conditions as if the Executive continued to be employed by the Corporation.
6.	LOANS
If on the Termination Date the Executive owes any money to the Corporation pursuant to loans to the Executive, such loans shall, notwithstanding the terms of any other agreement between the Corporation and the Executive respecting these loans, be offset against amounts owed to the Executive pursuant to Section 4.
7.	DISABILITY
In the event of Disability of the Executive, the Agreement may be terminated by the Corporation on thirty days’ notice. Notwithstanding anything contained in this Section 7, the Executive shall be entitled to all benefits provided under the disability and pension plans of the Corporation applicable to the Executive at the date of Disability.
8.	NO MITIGATION REQUIRED
The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement, nor shall any payment or benefit provided for in this Agreement be offset by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits (provided that the foregoing shall not cause Section 4 to result in a duplication of benefits provided under any retirement plan), or otherwise, other than pursuant to Section 6.
9.	INTEREST
If any payment to the Executive required by this Agreement is not made within the time for such payment specified herein, the Corporation shall pay to the Executive interest on such payment at the rate of the Lipper Money Market Fund Index from the date such payment is payable under the terms hereof until paid.
10.	NON-COMPETE
(a)	If the Executive receives the payments and benefits described in Section 4, then the Executive will not for a period of two (2) years beginning on the Termination Date (the “Noncompete Period”), without written approval of the Chief Executive

Officer or, in the case of the Chief Executive Officer, the Board of Directors, undertake or carry on, either alone or in partnership, or either on his own account or on behalf of or as agent or employee or director of any person or persons, firm or corporation (other than the Corporation), or be employed or interested or engaged (other than as a holder of securities of not more than five percent (5%) of the stock or equity of any corporation the capital stock of which is publicly traded) in any business in competition with that carried on by the Corporation or any Subsidiary at the Termination Date, or any business in which the Corporation or any Subsidiary has invested significant start-up expenses, including research and development, at the Termination Date.
(b)	During the Noncompete Period, Executive shall not, directly or indirectly through another person, (i) induce or attempt to induce any employee of the Corporation or any Subsidiary to leave the employ of such person, or in any way interfere with the relationship between the Corporation or any Subsidiary and any employee thereof, (ii) hire any person who was an employee of the Corporation or any Subsidiary at any time during the Term or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Corporation or any Subsidiary to cease doing business with any such entity, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor, franchisee or business relation and the Corporation or any Subsidiary (including, without limitation, making any statement which is intended or reasonably calculated to disparage or discredit the Corporation or any Subsidiary).

(c)	If, at the time of enforcement of this Section 10, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be reduced and substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to reduce the maximum period, scope and area to that permitted by law. Executive acknowledges that the restrictions contained in this Section 10 are reasonable and that he has reviewed the provisions of this Agreement with his legal counsel.

(d)	In the event of the breach or a threatened breach by Executive of any of the provisions of this Section 10, the Corporation, in addition and supplementary to other rights and remedies existing in its favor, shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of a breach or violation by Executive of this Section 10, the Noncompete Period shall be tolled until such breach or violation has been cured.

(e)	For purposes of this Section 10, the term “Subsidiary” shall mean any corporation or other entity of which the equity securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, at the time of determination, owned by the Corporation, directly or through one or more Subsidiaries.
(f)	The parties stipulate and agree that the amount to be paid to the Executive pursuant to Section 4 may constitute, in whole or in part, consideration for his agreement not to compete.
11.	EXECUTIVE’S EXPENSES
The Corporation shall pay or reimburse the Executive for all costs, including reasonable attorney’s, accountants’ and actuary’s fees and expenses, incurred by the Executive (i) to confirm the Executive’s rights to and amounts of payments hereunder, (ii) to contest or dispute any termination of the Executive’s employment following a Change in Control or seek to obtain or enforce any right or benefit provided by this Agreement in litigation or arbitration, or (iii) in connection with any audit by a taxing authority related to any payment or benefit hereunder, or any subsequent contest or litigation relating to the tax treatment of such payment or benefit. Notwithstanding the foregoing, if the Executive does not prevail in a lawsuit or arbitration pertaining to this Agreement, the Executive shall repay to the Corporation all fees and expenses relating to such proceeding that have been previously paid by the Corporation.
12.	CODE SECTION 409A
Any amounts payable under this Agreement that are determined to be vested deferred compensation under Code Section 409A shall be paid in a lump sum as of the first day of the seventh month following the Executive’s Termination Date. In the event that the Corporation reasonably determines that all or a portion of any payment to be paid to the Executive pursuant to this Agreement constitutes a substitute for purposes of Section 409A of the Code for any payment under any other agreement that is a form of deferred compensation subject to Section 409A, such amount shall be paid at the same time and in the same form as the payment of deferred compensation for which it is a substitute.
13.	CODE SECTION 280G
Notwithstanding any other provision of this Agreement, if any payment to or for the benefit of the Executive under this Agreement either alone or together with other payments to or for the benefit of the Executive would constitute a “parachute payment” (as defined in Section 280G of the Code), the payments under this Agreement shall be reduced to the largest amount that will eliminate both the imposition of the excise tax imposed by Section 4999 of the Code and the disallowance of deductions to the Corporation or its Subsidiaries under Section 280G of the Code for any such payments. The amount and method of any reduction in the payments under this Agreement pursuant to this Section 13 shall be as reasonably determined by the Board or a committee thereof.

14.	BINDING AGREEMENT
This Agreement shall inure to the benefit of and be enforceable by the Executive, and the Executive’s heirs, executors, administrators, successors and assigns. This Agreement shall be binding upon the Corporation, its Successors and assigns. The Corporation shall require any Successor to assume and agree to perform this Agreement in accordance with its terms. The Corporation shall obtain such assumption and agreement prior to the effectiveness of any such succession.
15.	NOTICE
Any notices and all other communications provided for herein shall be in writing and shall be delivered personally or sent by facsimile transmission (with written confirmation sent at the same time), prepaid air courier or prepaid certified or registered mail. Any such notice shall be deemed to have been given (a) when received, if delivered in person, sent by facsimile transmission, or sent by prepaid air courier, or (b) three (3) business days following the mailing thereof, if mailed by prepaid certified or registered mail, return receipt requested, addressed to the respective addresses set forth on the first page of this Agreement or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt. All notices to the Corporation shall be addressed to the attention of the Board with a copy to the Corporate Secretary.
16.	SOLE SEVERANCE; OTHER BENEFITS
If the Executive receives the payments and benefits due under Section 4, such payments and benefits shall be in lieu of any other severance amounts to which the Executive may be entitled under any other severance arrangement, including under any employment agreement, severance pay plan, or applicable legislation entitling the Executive to severance benefits. For greater certainty, the payments under Section 4 are in satisfaction of the Executive’s entitlement to a retiring allowance. However, the parties acknowledge that the benefits paid hereunder are only exclusive as to other severance payments and that the Executive may be entitled to other benefits or payments triggered by a Change in Control under certain other of the Corporation’s benefit or compensation arrangements, including, without limitation, any long term incentive plans or equity incentive award plans. This Agreement supercedes any prior agreement previously in effect between the Executive and the Corporation or its predecessors providing for any payments to Executive following a change in control (however defined) except as provided in the following sentence. Any Prior Abitibi Agreements shall continue to be in effect until October 29, 2009, only as they apply to the combination transaction of Abitibi-Consolidated Inc. and Bowater Incorporated.
17.	AMENDMENTS; WAIVERS
Except as otherwise provided below, no provision of this Agreement may be modified, waived or discharged, except in a writing specifically referring to such provision and signed by the party against which enforcement of such modification, waiver or discharge is sought. No waiver by either party hereto of the breach of any condition or provision of this Agreement shall be deemed a waiver of any other condition or provision at the same or any other time. Notwithstanding the foregoing, the Board or a committee thereof may amend (or terminate) this Agreement if (a) the Board or such committee reasonably and in good faith determines that such amendment is necessary either (i) to comply with the requirements of Section 409A of the Code or any other applicable law or regulation applicable to the Corporation or (ii) to conform the Agreement to prevailing corporate practices for companies comparable to the Corporation, provided any such amendment or termination is not adopted less than ninety (90) days prior to or after a Change in Control, (b) the same amendment is made to all other Change in Control Agreements between the Corporation and similarly situated executives, and (c) the Executive is notified in writing of the amendment and the reason for its adoption not more than thirty (30) days after it is adopted.
18.	GOVERNING LAW
The validity, interpretation, construction and performance of this Agreement shall be governed by the substantive laws of the State of Delaware if the Executive is a United States resident for tax purposes or the Province of Quebec if the Executive is a Canadian resident for tax purposes, without regard to the choice of law provisions thereof. The present agreement has been drafted in English at the request of the Executive. La présente entente a été rédigée en anglais à la demande de l’employé.
19.	CONFIDENTIAL INFORMATION
In the event of termination of employment of the Executive, the Executive agrees to keep confidential all information of a confidential or proprietary nature concerning the Corporation, its subsidiaries and affiliates and their respective operations, assets, finances, business and affairs and further agrees not to use such information for personal advantage, provided that nothing herein shall prevent disclosure of information which is publicly available or which is required to be disclosed under appropriate statutes, rules or law or legal process.
20.	VALIDITY
The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
21.	ARBITRATION
To the extent that any disagreement, claim or litigation involving this agreement, between the parties is not settled by the parties involved, it shall be submitted for final, binding arbitration in the city nearest to the Executive’s residence. If the Executive resides in the United States, arbitration must take place at an office of the American Arbitration Association by one arbitrator in accordance with the rules of the American Arbitration Association for the resolution of employment disputes then in effect. If the Executive resides in Canada, then arbitration must be in accordance with the arbitration provisions contained in the Quebec Code of Civil Procedure; and if the parties so agree, they may appoint a single arbitrator instead of three arbitrators as set forth in the Code of Civil Procedure. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The Corporation hereby waives its right to contest the personal jurisdiction or venue of any court, federal, state or provincial in an action brought to enforce this Agreement or any award of an arbitrator hereunder which action is brought in the jurisdiction in which such arbitration was conducted, or, if no arbitration was elected, in which arbitration could have been conducted pursuant to this Section 21.
The reasonable fees and expenses of the arbitrator or arbitrators and those of the lawyers retained by the Executive shall be advanced and defrayed by the Corporation. However, if the final arbitration decision or award is rendered in favor of the Corporation, the Executive shall repay to the Company, within thirty (30) days following a documented, written request to this effect, the fees and expenses paid to the lawyers of the Executive and half of the fees and expenses paid to the arbitrator or arbitrators.
22.	COUNTERPARTS
This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

ABITIBIBOWATER INC.

By

Name:

Title:

EXECUTIVE

Name: